As filed with the Securities and Exchange Commission on January 23, 2015

Registration No. 333-198921

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 3

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORENERGY INFRASTRUCTURE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	20-3431375
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1100 Walnut, Ste. 3350

Kansas City, MO 64106

(816) 875-3705

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. Schulte

President and Chief Executive Officer

1100 Walnut, Suite 3350

Kansas City, Missouri 64106

(816) 875-3705

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Steven F. Carman, Esq.

Husch Blackwell LLP

4801 Main Street, Suite 1000

Kansas City, Missouri 64112

(816) 983-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	(1)(4)	(4)	(4)(6)	—
Preferred Stock	(1)(4)	(4)	(4)(6)	—
Depositary Shares	(1)(2)(4)	(4)	(4)(6)	—
Debt Securities	(1)(4)	(4)	(4)(6)	—
Warrants	(1)(4)	(4)	(4)(6)	—
Subscription Rights	(1)(4)	(4)	(4)(6)	—
Units	(1)(3)(4)	(4)	(4)(6)	—
Total	(1)(4)(6)		$300,000,000(6)(7)	$36,606(5)(6)(8)

(1)	The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, shares of preferred stock distributable upon the termination of a deposit arrangement for depositary shares so offered or sold, shares of common stock issuable upon the exchange or conversion of shares of preferred stock, convertible debt securities or depositary shares representing an interest in shares of preferred stock so offered or sold that are exchangeable for or convertible into common stock and shares of common stock, shares of preferred stock, depositary shares, debt securities or units upon the exercise of warrants so offered, sold or distributed. This registration statement also covers shares of preferred stock, depositary shares, common stock, debt securities, warrants and units that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the specific securities to which they relate. Subject to Note (8), below, this registration statement covers an unspecified aggregate offering price or number of the securities of each identified class is being registered, as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.
(2)	The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, shares of preferred stock distributable upon the termination of a deposit arrangement for depositary shares so offered or sold, shares of common stock issuable upon the exchange or conversion of shares of preferred stock, convertible debt securities or depositary shares representing an interest in shares of preferred stock so offered or sold that are exchangeable for or convertible into common stock and shares of common stock, shares of preferred stock, depositary shares, debt securities or units upon the exercise of warrants so offered, sold or distributed. This registration statement also covers shares of preferred stock, depositary shares, common stock, debt securities, warrants and units that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the specific securities to which they relate. Subject to Note 7, below, this registration statement covers an unspecified aggregate offering price or number of the securities of each identified class is being registered, as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.
(3)	There is being registered an indeterminate number of units, to be issued under a unit agreement, representing an interest in two or more securities, which may or may not be separable from one another.
(4)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).
(5)	Calculated pursuant to Rule 457(o) of the Securities Act. Pursuant to Rule 457(o) under the Securities Act and General Instruction II.D to Form S-3, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.
(6)	The Registrant is not carrying forward any fees pursuant to Rule 457(p). An initial filing fee of $17,845 was paid in connection with the initial filing of this registration statement on September 24, 2014, and an additional filing fee of $11,818 was paid in connection with the filing of Pre-Effective Amendment No. 1 to this registration statement. The remaining filing fee of $6,943 was paid in connection with the filing of this Pre-Effective Amendment No. 2 to this registration statement.
(7)	In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $300,000,000.
(8)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 3 to the Registration Statement on Form S-3 (333-198921) of CorEnergy Infrastructure Trust, Inc. is being filed solely for the purpose of amending Exhibit 23.5 thereto to correct a typographical error in the identification of the fiscal year period of financial statements to which the accounting firm’s report that is the subject of the consent relates. The two prior versions of Exhibit 23.5, filed with the original filing of this Registration Statement and with Pre-Effective Amendment No. 2 hereto, incorrectly referred to “the year ended December 31, 2013.” Exhibit 23.5 as filed herewith corrects this reference to read “the year ended December 31, 2011.” This Pre-Effective Amendment does not modify any provision of the prospectuses that form part of the Registration Statement. Other than the filing of the exhibit and corresponding changes to the exhibit index and signature pages, the remainder of the Registration Statement is unchanged.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is a statement of the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts, commissions and transfer taxes, to be paid by the registrant. The following statement of estimated expenses has been used to demonstrate the expense of an offering and does not represent an estimate of the aggregate amount of securities that may be registered or distributed pursuant to this registration statement because such amount is unknown at this time.

SEC registration fee	$36,606	(1)
Printing		(2)
Legal fees and expenses		(2)
Accounting fees and expenses		(2)
Fees and expenses of qualification under state securities laws (including legal fees)		(2)
Transfer Agent’s and Depositary’s fees and disbursements		(2)
Rating agency fees		(2)
Trustee’s fees and expenses		(2)
Miscellaneous (including NYSE listing fees)		(2)

TOTAL	$36,606	(3)

(1)	The registration fee of $36,606 is calculated pursuant to Rule 457(o).
(2)	These fees and expenses are dependent upon the securities offered and the number of issuances and, accordingly, cannot be estimated at this time.
(3)	Includes SEC registration fees calculated as described in footnote (1). As described in footnote (2), the remaining fees and expenses cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment as being material to the cause of action. The Company’s Charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Bylaws obligate the Company, to the maximum extent permitted by Maryland law and without requiring a preliminary determination of the ultimate entitlement to indemnification, to indemnify any present or former director or officer or any individual who, while a director or officer of the

Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of such status and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

These provisions do not limit or eliminate our rights or the rights of any of our stockholders to seek nonmonetary relief such as an injunction or rescission in the event any of our directors or officers breaches his or her duties. These provisions will not alter the liability of our directors or officers under federal securities laws.

Item 16. Exhibits

Exhibit No.	Description

1.1	Form of Underwriting Agreement*

3.1	Articles of Amendment and Restatement of CorEnergy Infrastructure Trust, Inc. (incorporated by reference to the Registrant’s current report on Form 8-K, filed January 14, 2014 (the first Form 8-K filing on such date))

3.2	Second Amended and Restated Bylaws (incorporated by reference to Registrant’s Current Report on Form 8-K, filed July 31, 2013)

4.1	Form of Stock Certificate for Common Stock of CorEnergy Infrastructure Trust, Inc. (incorporated by reference to Registrant’s current report on Form 8-K, filed January 14, 2014 (the first Form 8-K on such date))

4.2	Specimen Preferred Stock Certificate*

4.3	Form of Articles Supplementary for Preferred Stock*

4.4	Form of Senior Indenture**

4.5	Form of Subordinated Indenture**

4.6	Form of Note for Senior Debt Securities*

4.7	Form of Note for Subordinated Debt Securities*

4.8	Form of Warrant Agreement*

4.9	Form of Warrant Certificate*

4.10	Form of Unit Agreement*

4.11	Dividend Reinvestment Plan (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended August 31, 2007, filed October 12, 2007)

5.1	Opinion of Venable LLP regarding legality**

5.2	Opinion of Husch Blackwell regarding debt securities**

8.1	Opinion of Husch Blackwell LLP regarding certain tax matters***

12	Statement of Computation of Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends**

23.1	Consent of Venable LLP (included in Exhibit 5.1)**

23.2	Consent of Husch Blackwell LLP (included in Exhibit 5.2 and Exhibit 8.1)**

23.3	Consent of Ernst & Young LLP***

23.4	Consent of McGladrey LLP***

23.5	Consent of Cooper, Travis & Company, PLC****

23.6	Consent of RubinBrown LLP with regard to MoGas Pipeline LLC***

23.7	Consent of RubinBrown LLP with regard to property owned by MRV Banks***

24.1	Power of Attorney dated September 24, 2014 (included on the signature page)**

25	Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939*****

*	To be filed by post-effective amendment or incorporated by reference from a current report on Form 8-K as appropriate, in connection with the offering of the securities.
**	Previously filed and incorporated by reference to the Registrant’s registration statement on Form S-3 filed on September 24, 2014 (File No. 333-198921).
***	Previously filed and incorporated by reference to the Registrant’s Pre-Effective Amendment No. 2 to the registration statement on Form S-3 filed on January 21, 2015 (File No. 333-198921).
****	Filed herewith.
*****	To be filed separately under the electronic form type “305B2” pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

Item 17. Undertakings

The Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii), and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.	The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post effective amendment will be filed to set forth the terms of such offering.

8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

9.	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on the 23rd day of January 2015.

CORENERGY INFRASTRUCTURE TRUST, INC.

By:	/s/ David J. Schulte
Name: David J. Schulte
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David J. Schulte David J. Schulte	Chief Executive Officer and Director (Principal Executive Officer)	January 23, 2015

/s/ Rebecca M. Sandring Rebecca M. Sandring	Chief Accounting Officer (Principal Accounting and Principal Financial Officer)	January 23, 2015

* Richard C. Green	Executive Chairman of the Board	January 23, 2015

* Barrett Brady	Director	January 23, 2015

* Conrad S. Ciccotello	Director	January 23, 2015

* Charles E. Heath	Director	January 23, 2015

* Catherine A. Lewis	Director	January 23, 2015

*	The undersigned, by signing his name hereto, does sign and execute this amendment pursuant to powers of attorney executed by the above-named directors of the registrant, which powers of attorney were included in the signature pages to the registration statement of CorEnergy Infrastructure Trust, Inc. on Form S-3 (File No. 333-198921) filed with the Securities and Exchange Commission on September 24, 2014.

By:	/s/ David J. Schulte
David J. Schulte
Chief Executive Officer and
President